EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
B Communications Ltd.:

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-150173) of B Communications Ltd. and its subsidiaries (the “Company”) of our report dated June 30, 2011, with respect to the consolidated statements of financial position of the Company as of December 31, 2009 and 2010, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 20-F of the Company.

Our report contains an explanatory paragraph that states that the Company acquired “Bezeq” The Israel Telecommunication Corp Limited. (“Bezeq”) during 2010, and the Company’s management excluded from the scope of its assessment of internal control over financial reporting the operations and related assets of Bezeq. As reflected in the consolidated financial statements, Bezeq accounted for substantially all of the Company’s revenues in 2010.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Bezeq.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
A member firm of KPMG International

Tel Aviv, Israel
June 30 2011